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                                                                      Exhibit 99

                                         Michael Anthony(R)
The Brand America Trusts...The Jewelry   MA  Michael Anthony Jewelers, Inc.
                                         115 South MacQuesten Pkwy
                                         Mt. Vernon, New York 10550-1724
                                         Phone: (914)-699-0000
                                         Fax: (914)-699-2335
Contact: Allan Corn
         Chief Financial Officer
         (914) 699-0000 Ext. 464

         FOR IMMEDIATE RELEASE:

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                    MICHAEL ANTHONY JEWELERS, INC. ANNOUNCES
                        $90 MILLION NEW CREDIT FACILITIES

         Mt. Vernon, NY - April 1. Michael Anthony Jewelers, Inc., a leading marketer and manufacturer of gold jewelry, today announced that it has entered into new credit facilities amounting to $90 million for the year 2003. A $70 million gold consignment facility has been signed with a group of lenders, led by ABN-Amro Bank and Sovereign Bank as co-agents. In addition, a dollar credit facility of up to $20 million for working capital purposes has been entered into with JPMorganChase Bank.

         Michael Paolercio, Chief Executive Officer said, "We have had a long term relationship with this group of lenders and are pleased with their vote of confidence in Michael Anthony's ability to execute on its business plan. These new credit facilities will allow Michael Anthony to operate its manufacturing and distribution centers at optimum levels and support its customers' needs."

         Anna Martin, Senior Vice President of ABN-Amro said, "We recognize that Michael Anthony is one of the leading gold jewelry manufacturers in the United States, and we are pleased to continue our relationship by providing the financial resources that are necessary in order for management to achieve its marketing strategies."

         Michael Anthony Jewelers is a leading designer, marketer and manufacturer of branded affordable fine jewelry and watches, whose customers include jewelry chain stores, discount stores, department stores, television shopping networks and wholesalers.



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